Exhibit 99.1

2280 North Greenville Avenue, Richardson, TX 75082

Contact:

Mike Kovar

EVP & Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. ANNOUNCES PARTICIPATION IN INVESTOR CONFERENCES

Richardson, TX. January 8, 2009 – Fossil, Inc. (NASDAQ: FOSL) announced today that the Company will be participating at the 7th Annual Cowen and Company Consumer Conference and the 11th Annual ICR XChange Conference.

The presentation for the 7th Annual Cowen and Company Consumer Conference is scheduled for Tuesday, January 13, 2009, at 2:00 p.m. Eastern Time at The Westin New York at Times Square. The presentation for the 11th Annual ICR XChange Conference is scheduled for Thursday, January 15, 2009, at 10:20 a.m. Pacific Time at The St. Regis Monarch Beach Resort & Spa in Dana Point, California. Mike Barnes, President, and Mike Kovar, Executive Vice President and Chief Financial Officer, will host the presentations.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, and apparel. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 90 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of approximately 58 independent distributors.  The Company also distributes its products in over 280 company owned and operated retail stores and through the Company’s e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company are also available.

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